EXHIBIT 99.2

ENGLOBAL Corporation (and its subsidiaries)
Financial Data
($MM)
	Nine Months Ending	Fiscal Year Ending 12/31
	2011	2010	2009	2008	2007	2006

Income Statement
Revenue	$222.0	$320.6	$343.5	$493.3	$363.2	$303.1
Cost of Revenues	200.2	297.9	312.4	429.5	305.6	276.8
Gross Profit	21.8	22.7	31.1	63.8	57.6	26.3
Operating Income	(1.6)	(17.3)	3.0	31.6	23.3	(3.6)
EBITDA	1.1	(12.7)	8.7	41.7	29.3	13.7
EBITDA (Adjusted)	3.2	(12.7)	8.7	41.7	29.3	13.7

Balance Sheet
Cash	0.03	0.05	0.14	1.00	0.91	1.40
Current Assets	83.6	75.2	62.1	110.7	77.4	72.3
Current Liabilities	54.0	45.0	25.8	52.1	34.5	37.1
Working Capital	29.6	30.2	36.3	58.6	42.9	35.2

Short Term Debt and
Current Portion LTD	21.5	21.2	1.1	2.9	2.4	2.5
Long Term Debt	-	0.3	6.2	23.9	29.3	27.2
Total Debt	21.5	21.4	7.2	26.8	31.7	29.7
Shareholders' Equity	62.3	65.1	78.7	76.8	55.8	40.9

Ratios
Current Ratio	1.5	1.7	2.4	2.1	2.2	1.9
Leverage Ratio	0.35	0.33	0.09	0.35	0.57	0.73
(Debt/Equity Ratio)